Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Bearish Return Optimization Securities with Partial Protection Linked to the iShares® Dow Jones U.S. Real Estate Index Fund Due August 29, 2008

Number R-1	$12,801,400
ISIN US52520W3667	CUSIP 52520W366

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $10 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable hereon on the Maturity Date will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

“iShares” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to the Company. The Securities, linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund, are not sponsored, endorsed, sold or promoted by BGI and BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities. This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

2

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: June 29, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

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Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Bearish Return Optimization Securities with Partial Protection Linked to the iShares® Dow Jones U.S. Real Estate Index Fund Due August 29, 2008 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Initial Share Price, any Closing Price of one share of the Index Fund, the Share Adjustment Factor, the Final Share Price and the Share Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 principal amount Security, if any, at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Maturity Date and the third Business Day immediately preceding the date of acceleration were the Final Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity with respect to this Security.

The Securities are issuable in denominations of $10 and any whole multiples of $10.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price” of one share of the Index Fund (or any Successor Index Fund) or one unit of any other security for which a Closing Price must be determined on any Trading Day means:

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading;

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the NASD on such day;

•

if the Index Fund (or any such Successor Index Fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day;

•

if the Index Fund (or any such Successor Index Fund) is de-listed, liquidated or otherwise terminated, the Closing Price calculated pursuant to the alternative methods of calculation of the Closing Price described below under “Alternative Calculation of Closing Price”; or

•

if, because of a Market Disruption Event or otherwise, the last reported sale price for the Index Fund (or any such Successor Index Fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for the shares of the Index Fund (or any such Successor Index Fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “Alternative Calculation of Closing Price” below. The term OTC Bulletin Board will include any successor service thereto.

“Company” shall have the meaning set forth on the face of this Security.

“Downside Protection Level” shall mean 10%.

“Final Share Price” shall equal the Closing Price of one share of the Index Fund on the Final Valuation Date, times the Share Adjustment Factor.

“Final Valuation Date” shall mean August 26, 2008, provided, however, that if the scheduled Final Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the applicable Final Valuation Date will be postponed to the first succeeding Trading Day during which no Market Disruption Event shall have occurred or is continuing; provided, however, that the Final Share Price will not be determined on a date later than the eighth scheduled Trading Day after the scheduled Final Valuation Date; and if such day is not a Trading Day, or there is a Market Disruption Event on such date, the Final Share Price shall be deemed to be the Closing Price per share of the Index Fund last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Day).

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Fund” shall mean the iShares® Dow Jones U.S. Real Estate Index Fund.

“Initial Share Price” shall equal $76.90, the Closing Price of one share of the Index Fund on the Pricing Date.

“Leverage Factor” shall equal 3.

“Market Disruption Event”, with respect to the Index Fund (or any Successor Index Fund or other security for which a Closing Price must be determined) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1)(A) a suspension, absence or material limitation of trading of the shares of the Index Fund (or such Successor Index Fund or such other security) on the primary market for such shares (or such Successor Index Fund or such other security) at any time during the one hour period preceding the close of the principal trading session in such market; or

(B)    a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such Successor Index Fund or such other security) as a result of which the reported trading prices for such shares (or such Successor Index Fund or such other security) during the last one hour preceding the close of the principal trading session in such market are materially inaccurate; or

(C)    a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such Successor Index Fund or such other security), if available, during the last one hour period preceding the close of the principal trading session in the applicable market; or

(2)(A) a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) on the Relevant Exchanges for such stocks at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange; or

(B)    a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(3)    a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(4)    a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the Successor Index Fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the Successor Index Fund) shall be based on a comparison of:

•	the portion of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) attributable to that security relative to

•	the overall level of the Underlying Index (or the underlying index related to the Successor Index Fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1)    a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2)    limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)    a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security); and

(4)    a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean August 29, 2008, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity will be made on the next succeeding Business Day following August 29, 2008; provided, however, that if due to a non-Trading Day or a Market Disruption Event, the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

“Maximum Gain” shall equal 22.00%.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Payment at Maturity”, as calculated by the Calculation Agent, for each $10 principal amount Security shall equal:

•	If the Share Return is less than 0% and the absolute value of the Share Return multiplied by the Leverage Factor exceeds the Maximum Gain, $10 + ($10 × Maximum Gain).

•

If the Share Return is less than 0% and the absolute value of the Share Return multiplied by the Leverage Factor is equal to or below the Maximum Gain, $10 + ($10 × absolute value of Share Return × Leverage Factor).

•	If the Share Return is (i) greater than or equal to 0% and (ii) equal to or below the Downside Protection Level, $10.

•

If the Share Return is above the Downside Protection Level, $10 – ($10 × (Share Return – Downside Protection Level)); provided, however, that the Payment at Maturity for each $10 principal amount Security will never be less then the $10 × Principal Protection at Maturity.

provided, however, that in no event shall the Holder owe any amount to the Company.

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

in each case subject to the provisions of “Alternative Calculation of Closing Price” below. The term OTC Bulletin Board will include any successor service thereto.

“Pricing Date” shall mean June 26, 2007.

“Principal Protection at Maturity” shall mean 10%.

“Relevant Exchange” shall mean the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any Successor Index Fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the Successor Index Fund).

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Share Adjustment Factor” shall initially equal 1.0, subject to adjustment as described under “Anti-Dilution Adjustments” below.

“Share Return”, as calculated by the Calculation Agent, is calculated as follows:

Final Share Price — Initial Share Price
Initial Share Price

“Successor Index Fund” shall have the meaning specified under “Alternative Calculation of Closing Price.”

“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Underlying Index” shall mean the Dow Jones U.S. Real Estate Index.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Initial Share Price, the Closing Price, as applicable, of one share of the Index Fund with respect to each Trading Day for the purposes of determining the Share Adjustment Factor and anti-dilution adjustments, if any, the Final Share Price, the Share Return and the Payment at Maturity, if any. The Calculation Agent will also be responsible for determining, among other things, whether a Market Disruption Event has occurred, which exchange traded fund will be substituted for the Index Fund (or Successor Index Fund, if applicable) if the Index Fund (or Successor Index Fund, if applicable) is de-listed, liquidated or otherwise terminated, whether the Underlying Index (or the underlying index related to a Successor Index Fund) has been changed in a material respect, and whether the Index Fund (or Successor Index Fund, if applicable) has been modified so that the Index Fund (or Successor Index Fund, if applicable) does not, in the opinion of the Calculation Agent, fairly represent the price of the Index Fund (or Successor Index Fund, if applicable) had those modifications not been made. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the Closing Prices of one share of the Index Fund for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” shall mean the first Trading Day on which transactions in the shares of the Index Fund trade on the Relevant Exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the Securities, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the Closing Price of the Index Fund on the Trading Day immediately preceding the ex-dividend date.

The Calculation Agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any Holder.

Alternative Calculation of Closing Price

If the Index Fund (or a Successor Index Fund (as defined herein) is de-listed from the NYSE (or any other Relevant Exchange), liquidated or otherwise terminated, the Calculation Agent will substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “Successor Index Fund”). If the Index Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no Successor Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the appropriate Closing Price of the shares of the Index Fund (or a Successor Index Fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund). If a Successor Index Fund is selected or the Calculation Agent calculates a Closing Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund), that Successor Index Fund or Closing Price, as applicable, will be substituted for the Index Fund (or such Successor Index Fund) for all purposes of the Securities.

If at any time:

•	the Underlying Index (or the underlying index related to a Successor Index Fund) is changed in a material respect, or

•

the Index Fund (or a Successor Index Fund) in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the Closing Price of the shares of the Index Fund (or such Successor Index Fund) had those changes or modifications not been made, then, from and after that time, the Calculation Agent will make those calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of an exchange traded fund comparable to the Index Fund (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the Closing Price with reference to the shares of the Index Fund (or such Successor Index Fund), as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

The Calculation Agent will provide information as to the method of calculating the Closing Price of the shares of the Index Fund (or such Successor Index Fund) upon written request by any Holder.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

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THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.